Exhibit 99.1

PRESS RELEASE

FOR FURTHER INFORMATION:

AT INVESTOR RELATIONS INTL:	AT PETROALGAE:
Haris Tajyar	Dr. John Scott
Managing Partner	Chairman of the Board
Ph: 818-382-9702	Ph: 321-409-7403
htajyar@irintl.com

FOR IMMEDIATE RELEASE

DECEMBER 24, 2008

PETROALGAE RAISES $10 MILLION IN COMMON STOCK OFFERING

MELBOURNE, FL — December 24, 2008—PetroAlgae Inc. (OTCBB: DVGL), a leading developer of systems to derive biodiesel fuels from algae, today announced that it has closed on a $10 million capital raise through the sale of approximately 3.2 million of newly-issued shares of common stock to two existing investors.

“The proceeds from this offering are expected to help finance the launch of PetroAlgae’s most significant milestone to-date, the commercialization of its first biodiesel product derived from algae,” said Dr. John Scott, Chairman of the Board of PetroAlgae Inc. “As a result, 2009 could represent the breakthrough year not only for PetroAlgae but for the entire biodiesel and alternative energy markets. We are pleased to be able to position PetroAlgae at the forefront of these emerging markets and look forward to providing our shareholders, employees and customers with our detailed commercialization strategy in the weeks ahead,” concluded Dr. Scott.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

If you would like to be added to PetroAlgae’s investor email lists or have additional questions, please contact Haris Tajyar with Investor Relations International at htajyar@irintl.com or at 818-382-9702.

About PetroAlgae

PetroAlgae is commercializing new technologies to grow and harvest oil from algae. This process utilizes algae, grown in bioreactors on land not used for cultivation of food crops, which can be reclaimed without remnants of any damage. It also creates a sustainable, renewable, cost-effective substitute for petroleum oil and a reliable, environmentally friendly feedstock source for biodiesel and many other products. The Melbourne, Florida-based firm offers a path to sustainable, renewable and carbon-neutral energy independence with processes that are good for the environment.

For further information on PetroAlgae, please visit www.petroalgae.com.

Forward Looking Statements: This news release may contain certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the uncertainty of the launch of our commercialization strategy, the biodiesel market’s acceptance for our products and technologies or the acceptance of our customers’ products or technologies which incorporate our products and technologies, the failure of our technology to perform as predicted, competition from alternative biodiesel or other alternative energy technologies, uncertainties as to the size of the markets, cost and margins for the Company’s products, current or future government regulations affecting the use of the Company’s products and technologies, the lack of availability of critical components, the degree of protection from future patents, other risks associated with the development or acquisition of new products or technologies and those risks detailed in the Company’s filings the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. The Company and all affiliated parties do not assume any duty to publicly update or revise the material contained herein.

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